Exhibit 10.4

REAL ESTATE PURCHASE AND SALE AGREEMENT

by and between

Pope Resources

and

HCV Pacific Partners LLC

(Port Ludlow and Peacock Hill)

TABLE OF CONTENTS

ARTICLE I. PROPERTY
1.1	Land and Improvements
1.2	Appurtenances
1.3	Tenant Leases
1.4	Equipment and Inventory
1.5	Contracts
1.6	Intellectual Property Rights
1.7	DNR Lease
1.8	Additional Defined Terms
ARTICLE II. PURCHASE PRICE
2.1	Purchase Price
2.2	Adjustments to Purchase Price
2.3	Escrow Officer
2.4	Earnest Money
ARTICLE III. CONDITION AND CONVEYANCE OF TITLE
3.1	Preliminary Commitment
3.2	Survey
3.3	Permitted Exceptions
3.4	Title Policy
3.5	Conveyance of Real Property
3.6	Assignment of DNR Lease
3.7	Assignment of Tenant Leases
3.8	Assignment of Contracts
3.9	Bill of Sale
3.10	Assignment of Intellectual Property
ARTICLE IV. INSPECTION OF DOCUMENTS AND REAL PROPERTY
4.1	Inspection Period
4.2	Seller’s Documents
4.3	Inspection of Real Property
4.4	Approval of Property Condition
4.5	Certification
ARTICLE V. CONDITIONS PRECEDENT TO CLOSING
5.1	Performance by Seller
5.2	Approval of Property Condition
5.3	Title Policy
5.4	Representations and Warranties True

5.5	No Damage or Destruction
5.6	Tenant Estoppels
5.7	OWSI Stock Purchase Closing
5.8	Heron Beach Inn
5.9	Consents and Notices
5.10	Liquor License
5.11	Payment Certification
5.12	Performance by Buyer
5.13	Representations and Warranties True
5.14	OWSI Stock Purchase Closing
5.15	Consents and Notices
5.16	Board Approval
ARTICLE VI. OPERATIONS PENDING CLOSING
6.1	Operations Pending Closing
6.2	Conditions of Title to Real Property
6.3	Special Conditions Applicable to Heron Beach Inn, Marina and Golf Course
6.4	Updating of Schedules
6.5	Liquor Licenses
ARTICLE VII. CLOSING AND ESCROW
7.1	Closing
7.2	Seller’s Deliveries
7.3	Buyer’s Deliveries
7.4	Title Policy; Other Instruments
7.5	Prorations.
7.6	Closing Costs and Expenses
7.7	Closing Statements
7.8	Delivery Outside of Escrow
7.9	Guest Property
ARTICLE VIII. REPRESENTATIONS AND WARRANTIES
8.1	Seller’s Representations
8.2	Buyer’s Representations
ARTICLE IX. EMPLOYEES
ARTICLE X. CASUALTY AND CONDEMNATION
ARTICLE XI. DISCLOSURE, INDEMNITY, AND RELEASE RELATING TO CONDITION OF PROPERTY
11.1	Disclosures
11.2	Seller’s Indemnification Liabilities
11.3	Limitations on Seller’s Indemnification Liabilities
11.4	Buyer’s Indemnification Liabilities and Release

11.5	Survival
ARTICLE XII. POSSESSION
ARTICLE XIII. DOCUMENT RETENTION
ARTICLE XIV. OBLIGATIONS TO PORT LUDLOW COMMUNITY
ARTICLE XV. DEFAULT; REMEDIES
15.1	Default by Buyer
15.2	Default by Seller
15.3	Attorneys’ Fees
ARTICLE XVI. MISCELLANEOUS
16.1	Brokers and Finders
16.2	Notices
16.3	Amendment, Waiver
16.4	Survival
16.5	Captions
16.6	Merger of Prior Agreements
16.7	No Joint Venture
16.8	Governing Law; Time
16.9	Schedules
16.10	Severability
16.11	Counterparts
16.12	Assignment
16.13	Tax Deferred Exchange
16.14	Confidentiality
16.15	Continuing Forest Land Obligations
16.16	Cooperation

REAL ESTATE PURCHASE AND SALE AGREEMENT
(Pope Resources and HCV Pacific Partners LLC)
(Port Ludlow and Peacock Hill)

          THIS REAL ESTATE PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of January 12, 2001, by and between HCV PACIFIC PARTNERS LLC, a California limited liability company (or its assigns as permitted herein) (“Buyer”), and Pope Resources, a Delaware limited partnership, its wholly owned subsidiary Olympic Property Group LLC, a Washington limited liability company, and its wholly owned subsidiaries Olympic Real Estate Development LLC, a Washington limited liability company, Olympic Real Estate Management, Inc., a Washington corporation, and Olympic Resorts LLC, a Washington limited liability company (collectively, “Seller”).  It is understood that Pope & Talbot, Inc. is not a Seller under this Agreement nor an affiliate of Seller, and that any reference in this Agreement to Seller’s “affiliates” does not include Pope & Talbot, Inc. or any other predecessor-in-title of any portion of the Property (as defined below), other than a party named as Seller herein.

          Seller is the owner of certain real property (a) known herein as the MPR Properties and located within the unincorporated master planned resort area commonly known as Port Ludlow, Jefferson County, Washington, and (b) known herein as the Peacock Hill Property and located within the City of Gig Harbor, Pierce County, Washington.  Buyer desires to purchase from Seller and Seller desires to sell to Buyer such property and related assets on the terms and conditions set forth below.

          In consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE I.  PROPERTY

          Seller hereby agrees to sell, assign, and convey to Buyer, and Buyer hereby agrees to purchase, assume, and acquire from Seller, the following property subject to the terms and conditions set forth herein:

          2001 Land and Improvements.  The following lots and parcels of real property (the “Land”), together with the buildings, structures, fixtures, and improvements owned by Seller and located thereon (the “Improvements”):

1.1.1  The real property located within the unincorporated master planned resort area commonly known as Port Ludlow, Jefferson County, Washington, comprising the following properties (collectively, the “MPR Properties”):

        (a)      MPR Operating Properties, defined as the aggregate of the following:

      (i)       Heron Beach Inn as described on Schedule1.1.1(a)(i);

      (ii)      Marina as described on Schedule1.1.1(a)(ii);

      (iii)     Golf Course as described on Schedule1.1.1(a)(iii);

      (iv)     Village Center as described on Schedule1.1.1(a)(iv);

      (v)      RV Park as described on Schedule1.1.1(a)(v);

      (vi)     Harbormaster Restaurant as described on Schedule1.1.1(a)(vi);

      (vii)    Conference Center as described on Schedule1.1.1(a)(vii);

      (viii)    Miscellaneous MPR Operating Properties as described on Schedule1.1.1(a)(viii); and

      (ix)     Sales Office as described on Schedule1.1.1(a)(ix).

        (b)      MPR Land Properties, defined as the aggregate of the following:

      (i)       MPR Platted Lots as described on Schedule 1.1.1(b)(i);

      (ii)      MPR Unplatted Parcels as described on Schedule 1.1.1(b)(ii); and

      (iii)     MPR Outparcels as described on Schedule 1.1.1(b)(iii).

          Certain of the MPR Platted Lots are subject to presently existing executory purchase and sale agreements and to potential new purchase and sale agreements that may be entered into by Seller prior to Closing as provided in Section 6.2.  Schedule 1.1.1(b)(i) shall be revised if closing under any such agreement occurs prior to the Closing Date under this Agreement.

1.1.2  The real property located within the City of Gig Harbor, Pierce County, Washington, legally described on Schedule 1.1.2 (the “Peacock Hill Property”).

          2002 Appurtenances.  All rights, obligations, privileges, and easements owned by Seller, including without limitation all minerals, oil, and gas on and under the Land, all development rights, air rights, water rights, and all easements, rights-of-way, permits, licenses, entitlements of any nature, plat, and permit applications, all rights under any warranties or guaranties relating to the Improvements, and other rights and obligations appurtenant to or used in connection with the Land and Improvements subject to matters of record and matters specifically excepted under this Agreement (the “Appurtenances”), including without limitation those rights, obligations, privileges, and easements described on Schedule 1.2.

          Seller shall also grant to Buyer at Closing, by an instrument in the form of Schedule 7.2(h), non-exclusive easements over Seller’s lands within one-half (1/2) mile of the MPR Properties for water, electricity, sewer and other utilities, for drilling and maintenance of wells and related pipelines, and for trails (all of which easements shall be floating but shall be located and used so as not to interfere unreasonably with use, occupancy or development of Seller’s lands); and by an instrument in the form of Schedule 7.2(i), the right to continue (for a period of ten (10) years after the Closing Date, as defined below) to dispose of sludge from the Olympic Water and Sewer, Inc., system on Seller’s lands in a location reasonably designated by Seller.

          2003 Tenant Leases.  The interest of Seller as landlord under the leases relating to the Marina, Village Center, RV Park, Harbormaster Restaurant, and Conference Center, which are described on Schedule 1.3 (the “Tenant Leases”), and the security deposits, if any, collected and held by Seller thereunder.

          2004 Equipment and Inventory.  The equipment and inventory, including without limitation cars, trucks, other motor vehicles, construction equipment and small tools, office equipment, construction materials, spare parts and materials, computer hardware and software, security systems, files, and records, owned by Seller and located on and used in connection with the Land and Improvements (the “Equipment and Inventory”), including without limitation the equipment and inventory described on Schedule 1.4.

          2005 Contracts.  The contractual obligations and rights of Seller that are described in the development agreements, land use entitlement agreements, management agreements, service contracts, supply contracts, vendor agreements, equipment leases, maintenance agreements, executory purchase and sale agreements for MPR Platted Lots, construction contracts, brokerage agreements, and other agreements and contracts of record and as described on Schedule 1.5 (the “Contracts”).  Upon Buyer’s satisfaction or written waiver of all of Buyer’s conditions precedent to Closing, Seller shall also terminate at Closing any Contracts that Seller has the right to terminate without material penalty that are specified by Buyer within ten (10) days prior to Closing (except that as to any Contracts that can only be terminated with not more than thirty (30) days prior written notice, Seller’s obligation shall be to give notice of termination at or before Closing).

          2006 Intellectual Property Rights.  All copyrights, trademarks, trade names, marketing materials, web sites (including rights to domain names), and other intellectual property rights owned by Seller and relating exclusively to the Property (the “Intellectual Property”), including without limitation those rights described on Schedule 1.6.

          2007 DNR Lease.  The interest of Seller under the aquatic lands lease between the Washington State Department of Natural Resources (“DNR”) as landlord and Seller as tenant as described on Schedule 1.7 (the “DNR Lease”).

          2008 Additional Defined Terms.  The Land, Improvements, Appurtenances, the Tenant Leases and DNR Lease are referred to collectively herein as the “Real Property.”  The Equipment and Inventory, Contracts, and Intellectual Property are referred to collectively herein as the “Personal Property.”  The Real Property and Personal Property, comprising all of the items described in Sections 1.1 through 1.7 above, are herein collectively referred to as the “Property.”

ARTICLE II.  PURCHASE PRICE

          2009 Purchase Price [Omitted Confidential Information has been filed separately with the Securities and Exchange Commission].

          2010 Adjustments to Purchase Price  [Omitted Confidential Information has been filed separately with the Securities and Exchange Commission].

          2011 Escrow Officer.  Transnation Title Insurance Company, Seattle Washington (“Escrow Officer” in its capacity as escrow officer and “Title Company”  in its capacity as title insurer), has been designated as Escrow Officer hereunder by mutual agreement of Seller and Buyer.  Upon mutual execution and delivery of this Agreement, Escrow Officer shall open a closing escrow in accordance with the terms of this Agreement.

          2012  Earnest Money [Omitted Confidential Information has been filed separately with the Securities and Exchange Commission].

ARTICLE III.  CONDITION AND CONVEYANCE OF TITLE

          2013 Preliminary Commitment.  Within ten (10) days after mutual execution and delivery of this Agreement, Seller shall provide Buyer with a preliminary commitment to issue an ALTA Extended Owner’s Policy of title insurance insuring Buyer’s interest in the Real Property (the “Preliminary Commitment”), together with complete and legible copies of all exceptions and encumbrances noted thereon. The Preliminary Commitment shall be issued by Transnation Title Insurance Company or its local affiliates in Jefferson County, Washington, and Pierce County, Washington (“Title Company”).  The Preliminary Commitment may be to issue an ALTA Standard Owner’s Policy of title insurance as to those portions of the Real Property for which Title Company will not issue an ALTA Extended Owner’s Policy for lack of an ALTA survey prior to Closing, subject to Buyer’s approval during the Title and Survey Review Period defined below.  Buyer shall have until expiration of the Inspection Period described in Section 4.1 or ten (10) days after receipt of the ESM Survey described at Section 3.2, whichever is later (the “Title and Survey Review Period”), to advise Seller in writing of any encumbrances, restrictions, easements, or other matters shown in the Preliminary Commitment or ESM Survey (collectively, “Exceptions”) to which Buyer objects.  Except as otherwise provided below, all Exceptions to which Buyer does not object in writing prior to expiration of the Title and Survey Review Period shall be deemed accepted by Buyer, provided, however, that if Buyer does not deliver any written notice to Seller regarding its objection to Exceptions prior to expiration of the Title and Survey Review Period, then Buyer shall be deemed to have and disapproved the condition of title to the Real Property, in which event this Agreement shall terminate and the Earnest Money shall be returned to Buyer.  If Buyer does not receive complete and legible copies of all exceptions and encumbrances noted in the Preliminary Commitment within ten (10) days after mutual execution and delivery of this Agreement, then Seller shall cooperate with Buyer and assist Buyer in obtaining such copies from the Title Company as soon as possible.

          If Buyer timely objects to any Exceptions, then Seller shall advise Buyer in writing within ten (10) days after receipt of Buyer’s written objections:  (a) which Exceptions Seller will remove at Closing, (b) which Exceptions the Title Company has agreed to remove from the title policy to be issued at Closing, and (c) which Exceptions will not be removed by Seller or Title Company.  If Seller does not otherwise give an adequate, complete, timely, and written notice to Buyer regarding any Exception to which Seller has timely objected, then Seller shall be deemed to have given notice Buyer that such Exception will not be removed by Seller or Title Company prior to Closing

          Within twenty (20) days after Seller’s receipt of Buyer’s written objections, if Seller has not agreed to remove all Exceptions to which Buyer objects, Buyer shall notify Seller in writing of Buyer’s election to either:  (a) terminate this Agreement, in which event the Earnest Money shall be returned to Buyer, or (b) waive its objections to the Exceptions that Seller will not remove or cause Title Company to insure around, in which event such Exceptions shall be deemed accepted by Buyer.  If Buyer does not terminate this Agreement in writing within the twenty (20) day period, then Buyer shall be deemed to have waived its objections to the Exceptions that Seller will not remove or cause Title Company to insure around.

          Notwithstanding the foregoing, Seller shall cause, at Seller’s sole expense, all mortgages, deeds of trust, and other monetary liens except non-delinquent assessment liens (e.g., liens for local improvement district assessments), including liens for delinquent taxes, mechanics, materialman’s or service provider liens, and judgment liens, to be fully satisfied, released, and discharged of record on or prior to the Closing Date without necessity of Buyer’s objection.  All such mortgages, deeds of trust and other monetary liens shall automatically be deemed unacceptable to Buyer (without any need for Buyer to object to them expressly) and shall be removed by Seller as provided above.

          2014 Survey.  Within five (5) days after mutual execution and delivery of this Agreement, Seller shall engage ESM Consulting Engineers, L.L.C. (“ESM”), to prepare a survey of portions of the Land by letter proposal dated January _____, 2001 (the “ESM Survey”).  The parties shall cooperate to cause the ESM Survey to be completed and delivered to Buyer as soon as practicable, and acknowledge that they desire to have the completed ESM Survey delivered no later than March 7, 2001, if feasible.  The parties acknowledge that Seller is solely responsible for the cost of the ESM Survey if this transaction fails to close but that if this transaction does close, then at Closing Buyer shall pay all ESM Survey costs.

          2015 Permitted Exceptions.  The term “Permitted Exceptions” means:  (a) the Exceptions accepted or deemed accepted by Buyer as provided above; (b) the lien of non-delinquent real estate taxes for the current calendar year, subject to pro-ration as provided herein; (c) the Tenant Leases; (d) non-delinquent assessment liens, subject to pro-ration as provided herein; and (e) matters that would be disclosed by an accurate ALTA survey of the Real Property.

          2016 Title Policy.  At Closing, Seller shall cause Title Company to deliver to Buyer an ALTA Extended Owner’s Policy of title insurance (or, at Buyer’s option, a binder therefor) issued by Title Company in the amount of the Purchase Price, dated the Closing Date, insuring Buyer’s title subject to no exceptions other than the general exceptions and the Permitted Exceptions (the “Title Policy”).  The Title Policy may be for an ALTA Standard Owner’s Policy of title insurance as to those portions of the Real Property for which Title Company will not issue an ALTA Extended Owner’s Policy for lack of an ALTA survey prior to Closing, subject to Buyer’s approval during the Title and Survey Review Period.  The Title Policy shall be consistent with the Preliminary Commitment and otherwise in form and substance reasonably satisfactory to Buyer and shall contain such coverages and endorsements issued by Title Company as Buyer may specify, provided that Buyer shall pay the cost of all endorsements.

          2017 Conveyance of Real Property.  At Closing, Seller shall convey to Buyer fee simple title to the Real Property by execution and delivery of statutory warranty deeds in the form of Schedule 3.4(a) hereto as to the MPR Property (the “MPR Deed”) and in the form of Schedule 3.4(b) hereto as to the Peacock Hill Property (the “Peacock Hill Deed”), subject only to the Permitted Exceptions.   Seller shall also execute and deliver at Closing instruments granting the additional easement and rights described in the last sentence of Section 1.2 above in the forms of Schedules 7.2(h) and 7.2(i).

          2018 Assignment of DNR Lease.  At Closing, subject to the prior written approval of the DNR, Seller shall assign to Buyer the interest of Seller in and to the DNR Lease by execution and delivery of an Assignment and Assumption of DNR Lease in the form of Schedule 3.5 hereto (the “Assignment of DNR Lease”).

          2019 Assignment of Tenant Leases.  At Closing, Seller shall assign to Buyer the interest of Seller in and to the Tenant Leases by execution and delivery of an Assignment and Assumption of Leases in the form of Schedule 3.6 hereto (the “Assignment of Tenant Leases”).

          2020 Assignment of Contracts.  At Closing, Seller shall assign to Buyer the interest of Seller in and to the Contracts that Buyer has elected not to cancel and terminate prior to Closing in accordance with Section 1.5 by execution and delivery of an Assignment and Assumption of Contracts in the form of Schedule 3.7 hereto (the “Assignment of Contracts”).

          2021 Bill of Sale.  At Closing, Seller shall convey to Buyer the interest of Seller in and to the Equipment and Inventory by execution and delivery of a Bill of Sale in the form of Schedule 3.8 hereto (the “Bill of Sale”).

          2022 Assignment of Intellectual Property.  At Closing, Seller shall convey to Buyer the interest of Seller in and to the Intellectual Property by execution and delivery of an Assignment of Intellectual Property in the form of Schedule 3.9 hereto (the “Assignment of Intellectual Property”).

ARTICLE IV.  INSPECTION OF DOCUMENTS AND REAL PROPERTY

          2023 Inspection Period.  The period beginning on the day this Agreement has been executed and delivered by all parties and ending on [Omitted Confidential Information has been filed separately with the Securities and Exchange Commission], shall be the “Inspection Period.”  The Inspection Period shall be extended one (1) day for each day after [Omitted Confidential Information has been filed separately with the Securities and Exchange Commission], that all schedules hereto are not approved by the parties in the amendment to this Agreement described at Section 16.9, provided, however, that if all schedules hereto are not approved by the parties in an amendment to this Agreement mutually executed and delivered on or before [Omitted Confidential Information has been filed separately with the Securities and Exchange Commission], then this Agreement shall terminate, the Earnest Money shall be returned to Buyer, and the parties shall have no further obligations hereunder except under those provisions intended to survive the termination of this Agreement.[Omitted Confidential Information has been filed separately with the Securities and Exchange Commission]

          2024 Seller’s Documents.  During the Inspection Period, Buyer and its agents and consultants, subject to their strict compliance with the confidentiality requirements of this Agreement, shall have the right to review and photocopy at Buyer’s expense all documents in the possession of Seller relating to the Property (“Seller’s Documents”) except Seller’s internal financial analysis and, subject to the terms and conditions set forth below, [Omitted Confidential Information has been filed separately with the Securities and Exchange Commission].  The review and photocopying of Seller’s Documents shall be conducted at a location in Kitsap County, Washington, to be designated by Seller.  “In the possession of Seller” shall include documents relating to the Property in the possession of Seller’s consultants and prepared at Seller’s expense, provided that Buyer shall make arrangements with such consultants for the review and photocopying of such documents at Buyer’s expense (and provided further, that Seller shall cooperate with Buyer’s efforts to obtain access to all such Seller’s Documents in the possession of Seller’s consultants).  Except as otherwise expressly provided herein, Seller makes no representations or warranties, express or implied, as to the accuracy or completeness of Seller’s Documents except those prepared by Seller for Buyer (such as financial information and also including, without limitation, all schedules and exhibits attached to this Agreement).  Seller expressly disclaims any and all liability for representations or warranties, expressed or implied, contained in or for omissions from Seller’s Documents, except those prepared by Seller for Buyer and except as otherwise expressly provided in this Agreement.  Buyer agrees not to distribute Seller’s Documents to others (other than its consultants, affiliates, investors, advisors and their respective employees) in whole or in part at any time without the prior written consent of Seller, and to keep confidential all information contained therein or made available in connection with any further discussions relating to the Property.  Seller’s Documents are being delivered for the limited purpose of assisting Buyer in deciding whether or not to proceed with its purchase of the Property and upon the express understanding that they will be used only for such purpose.  Buyer agrees to make use of Seller’s Documents only for the purpose of evaluating the purchase of the Property and agrees not to disclose to any person, except its consultants, affiliates, investors, advisors and their respective employees who have a need to know, the contents of Seller’s Documents, that discussions are taking place, or that information is being exchanged between parties.  Upon the termination of this Agreement, Buyer shall return its copies of Seller’s Documents to Seller without retaining any copies thereof.  Buyer shall not distribute Seller’s Documents to more than ten (10) investors at a time and shall require all such investors to keep confidential all information contained therein.

          The above notwithstanding, Buyer and its agents and consultants shall have the right (i) to use all Seller’s Documents in connection with its due diligence review; (ii) to discuss the Property, and information contained in or learned from the Seller’s Documents, with governmental authorities in connection with its due diligence review; (iii) to disclose information contained in the Seller’s Documents to the extent required by any law or regulation or in connection with enforcement of this Agreement; and (iv) to keep and retain all Seller’s Documents and all records relating to the Property upon Closing.  Buyer shall have no confidentiality obligation after Closing.

          [Omitted Confidential Information has been filed separately with the Securities and Exchange Commission]

          2025 Inspection of Real Property.  During the Inspection Period, Buyer at its sole expense may inspect the physical condition of the Real Property, verify to its satisfaction the financial information provided to it and conduct any environmental or other inspections as it deems appropriate; provided, however, Buyer shall have the right to enter upon the Real Property only in accordance with the following terms and conditions:

                    (a)      This Agreement has not been terminated;

                    (b)      Any entry upon the Real Property shall be only for the purpose of inspections, studies, and surveys upon prior written notice to Seller; and

                    (c)      Buyer shall indemnify, defend and hold Seller harmless from any claims, demands and causes of action for personal injury, property damage, mechanics liens, violation of laws or breach of contract or lease that arise out of or are related to Buyer’s activities on the Real Property prior to Closing, including without limitation Seller’s costs, expenses and attorney’s fees, except to the extent such claims, demands or causes of action arise out of Seller’s negligence, misconduct, breach of lease or contract or violation of law.  Without expanding Buyer’s obligations set forth above, it is understood that Buyer shall not liable for or in connection with the discovery and reporting as required by law of any hazardous or environmental condition on the Property.  Notwithstanding anything to the contrary herein, this indemnity shall survive termination of this Agreement.

                    (d)      Buyer’s entry shall be at reasonable times and in compliance with all laws, leases, and other agreements of Seller, so as to minimize any disruption of Seller’s tenants and the operations of Seller, its affiliates and subsidiaries.  Buyer, its agents and consultants, to the extent reasonably possible, will be sensitive to the impacts of their due diligence efforts on the employees of Seller, will minimize their intrusions, and will not disclose the purpose of their work to any person or entity without Seller’s prior written consent.  Unless Seller has given its prior written consent, which shall not unreasonably be withheld or delayed, (i) no improvements shall be constructed upon the Real Property, no materials, vehicles or equipment shall be placed or stored on the Real Property except for the purposes of testing, and no construction activity shall be conducted upon the Real Property, and (ii) no grading, filling, excavation, or other disturbance of the soils shall be permitted.  Buyer’s activities shall not violate any law, regulation, ordinance or permit.

          Buyer may communicate with and retain Seller’s consultants regarding the condition of the Real Property.  All consultants retained by Buyer shall be compensated solely by Buyer for their work.  If this Agreement is terminated for any reason prior to Closing, then Buyer shall provide to Seller and shall cause its consultants to provide to Seller complete copies of any work product Buyer and its consultants have produced on behalf of Buyer, provided that Seller shall compensate Buyer and its consultants for their reproduction costs.  Buyer shall cause all of its consultants to keep the transaction described in this Agreement completely confidential.

          2026 Approval of Property Condition.  If Buyer is satisfied in its sole discretion with the results of its inspection of Seller’s Documents and the Real Property, then at any time prior to expiration of the Inspection Period Buyer shall give written notice to Seller of Buyer’s approval of the condition of the Property.  If Buyer shall fail to give timely written notice to Seller of Buyer’ s approval of the condition of the Property, then Buyer shall be deemed to have disapproved the condition of the Property, whereupon this Agreement shall terminate, the Earnest Money shall be returned to Buyer, and the parties shall have no further obligations hereunder except under those provisions intended to survive the termination of this Agreement.

          2027 Certification.  Within ten (10) days after the date this Agreement has been executed by all parties, Seller shall certify and deliver to Buyer complete copies of all Tenant Leases, Contracts, the DNR Lease, and all reports, assessments, and studies listed on Schedule 8.1.1(i).  With respect to any materials previously delivered to Buyer, Seller’s certification shall be sufficient as to those materials if it identifies how and when such materials were delivered and certifies that the copies so delivered were complete.

ARTICLE V.  CONDITIONS PRECEDENT TO CLOSING

          Buyer’s obligations under this Agreement are expressly conditioned on, and subject to satisfaction of, the following conditions precedent:

          2028 Performance by Seller.  Seller shall have timely performed all material obligations required by this Agreement to be performed by it.

          2029 Approval of Property Condition.  Buyer shall have given written notice to Seller prior to expiration of the Inspection Period that Buyer approves the condition of the Property based on Seller’ s inspection of Seller’s Documents and the Real Property.  It is understood that Buyer may disapprove the Real Property prior to expiration of the Inspection Period for any reason (and thereby terminate this Agreement and receive back the Earnest Money) if it is dissatisfied with any aspect of the Real Property, including (without limitation) its condition, value or development potential.

          2030 Title Policy.  Title Company shall be ready, willing and able to issue the Title Policy.

          2031 Representations and Warranties True.  The representations and warranties of Seller contained herein shall be true and correct on and as of the Closing Date in all material respects, and Seller shall so certify to Buyer in an instrument reasonably specified by Buyer.

          2032 No Damage or Destruction.  There shall be no material damage to or destruction of any portion of the Property.

          2033 Tenant Estoppels.  Seller shall have delivered to Buyer, not less than five (5) days prior to expiration of the Inspection Period, from tenants under the Tenant Leases comprising at least 80% of the rentable area of the Village Center, a tenant estoppel letter in the form of Schedule 5.6-1 without any material exception or claim thereon and dated not less than thirty (30) days after the date this Agreement is executed and delivered by all parties.  Seller shall also have delivered, not less than five (5) days prior to expiration of the Inspection Period, a certificate of Seller with respect to the Leases for the Harbormaster Restaurant and the Conference Center containing substantially the same information contained in Schedule 5.6-1 without any material exception or claim thereon (except that Seller may describe such tenant’s existing default as alleged by Seller) and dated not less than thirty (30) days after the date this Agreement is executed and delivered by all parties. Seller shall also have used best efforts to obtain from the State of Washington an estoppel letter as to the DNR Lease in the form of Schedule 5.6-2.

          2034 OWSI Stock Purchase Closing.  Buyer as buyer and Olympic Property Group LLC as seller shall have simultaneously closed that certain Stock Purchase Agreement of even date herewith relating to the stock of Olympic Water and Sewer, Inc., a Washington corporation.

          2035 Heron Beach Inn.  Seller shall have terminated or made arrangements satisfactory to Buyer for the termination of the management agreement relating to the Heron Beach Inn.

          2036 Consents and Notices.  Buyer and Seller shall have timely given all notices required by all applicable laws, ordinances, regulations, and agreements relating to the conveyance of the Property and other matters relating thereto and shall have timely obtained all consents required by all applicable laws, ordinances, regulations, and agreements relating to the same.  Without limiting the generality of the foregoing, the DNR shall have approved the transfer of the DNR Lease without requiring any material and adverse change to the terms of such lease and at a rental rate not exceeding the rate DNR currently alleges is payable thereunder (which rate Seller is contesting).  If such consent by the DNR has not been obtained by the date scheduled for Closing, at Buyer’s option the Closing Date shall be extended for up to forty-five (45) days to allow the parties to satisfy this condition (and the parties shall cooperate for such purpose).

          2037 Liquor License.  The Washington State Department of Licensing shall have issued new temporary retail liquor licenses under applicable statutes permitting the sale of liquor at the Heron Beach Inn, Port Ludlow Marina, and Port Ludlow Golf Course after closing in the same manner and to the same extent as presently allowed.

          2038 Payment Certification.  Buyer shall have received from Seller a written warranty and certification in the form of Schedule 5.11 that Seller has paid all contractors, material providers and any other persons or parties performing work or supplying construction materials for work on any part of the Real Property for all work performed and materials supplied through the date of Closing.  Seller also agrees to indemnify, defend and hold harmless Buyer and the Real Property from any claim or allegation which, if true, would make such warranty and certification inaccurate (and including, without limitation, from any mechanics lien or similar lien filed by any person or party).

          The conditions set forth in Sections 5.1 through 5.11 above are intended solely for the benefit of Buyer.  If any of the foregoing conditions is not satisfied or waived by Buyer in writing as of the Closing Date, then Buyer shall have the right at its sole election either to waive such condition and proceed with Closing or, in the alternative, to terminate this Agreement, whereupon this Agreement shall terminate, the Earnest Money shall be returned to Buyer, and the parties shall have no further obligations hereunder except under those provisions intended to survive the termination of this Agreement (provided, that if any such condition is not satisfied due to Seller’s default hereunder, then Buyer shall have all remedies for such default provided under this Agreement or under law).

          Seller’s obligations under this Agreement are expressly conditioned on, and subject to satisfaction of, the following conditions precedent:

          2039 Performance by Buyer.  Buyer shall have timely performed all material obligations required by this Agreement to be performed by it.

          2040 Representations and Warranties True.  The representations and warranties of Buyer contained herein shall be true and correct on and as of the Closing Date in all material respects, and Buyer shall so certify to Seller in an instrument reasonably specified by Buyer.

          2041 OWSI Stock Purchase Closing.  Buyer as buyer and Olympic Property Group LLC as seller shall have simultaneously closed the OWSI Stock Purchase Agreement.

          2042 Consents and Notices.  Buyer and Seller shall have timely given all notices required by all applicable laws, ordinances, regulations, and agreements relating to the conveyance of the Property and other matters relating thereto and shall have timely obtained all consents required by all applicable laws, ordinances, regulations, and agreements relating to the same.  It is understood that if the DNR has not consented to transfer of the DNR Lease by the date scheduled for Closing, such date may be extended at Buyer’s option in the manner described in Section 5.9 above.

          2043 Board Approval.  Within ten (10) calendar days after mutual execution and delivery of this Agreement, the Board of Directors of Pope MGP, Inc., the managing general partner of Pope Resources, shall have approved the execution and delivery of this Agreement and the OWSI Stock Purchase Agreement and the performance by Pope Resources of the transactions contemplated herein and therein.

          The conditions set forth in Sections 5.12 through 5.16 above are intended solely for the benefit of Seller.  If any of the foregoing conditions are not satisfied or waived by Seller in writing as of the Closing Date, Seller shall have the right at its sole election either to waive the condition in question and proceed with the sale or, in the alternative, to terminate this Agreement.  No such termination, however, shall be deemed a waiver of Seller’s right to retain the Earnest Money if Buyer is then in default under this Agreement.

ARTICLE VI.  OPERATIONS PENDING CLOSING

          2044 Operations Pending Closing.  At all times prior to the Closing or the sooner termination of this Agreement, Seller agrees:  (a) to maintain, manage and operate the Property in the ordinary course of business free from waste and neglect, in accordance with applicable laws, regulations and permits, and consistent with its past management practices; (b) to maintain the Property in its current condition and state of repair (normal wear and tear and casualty loss excepted); (c) to maintain its existing casualty and liability insurance on the Property; (d) to perform all of its material obligations under the Tenant Leases, DNR Lease, and the Contracts and not to amend, modify or terminate or permit the termination of any of the Tenant Leases, DNR Lease, or the Contracts without the prior written consent of Buyer, which shall not unreasonably be withheld; (e) not to lease or rent any portion of the Property without the prior written consent of Buyer, except for leases in the ordinary course of business of the Marina and accommodations and rental agreements at the Golf Course, RV Park, and Heron Beach Inn; and (f) not to make any capital improvements costing in excess of Fifty Thousand Dollars (US$50,000.00) to all or any portion of the Real Property (except MPR Platted Lots in the ordinary course of business) without Buyer’s prior written consent.

          2045 Conditions of Title to Real Property.  Without Buyer’s prior written consent, at all times prior to the Closing or sooner termination of this Agreement, Seller agrees with respect to the Real Property:  (a) not to mortgage the Property; (b) not to enter into any new agreements that would be binding on Buyer after Closing without the prior written consent of Buyer except for leases in the ordinary course of business of the Marina, future reservations in the Golf Course, RV Park, and the Heron Beach Inn, construction agreements for homes on the MPR Platted Lots in the ordinary course of business, Golf Course membership agreements in the ordinary course of business, construction agreements for capital improvements approved by Buyer, sales of MPR Platted Lots as described at subsection (c) hereof; and (c) not to enter into any new agreements to transfer all or any portion of the Property except for sales of MPR Platted Lots for sale prices equal to or in excess of the minimum sale prices set forth on Schedule 6.2, conveyances of open space tracts to homeowner associations in the ordinary course of business.

          2046 Special Conditions Applicable to Heron Beach Inn, Marina and Golf Course.  Seller shall continue to operate the Golf Course and the Marina, and shall use best efforts to cause the Heron Beach Inn to continue to be operated, in accordance with existing practices, policies, and procedures and will not conduct any transaction outside the ordinary course of business except with Buyer’s prior written consent.  Among other things, Seller will cause Equipment and Inventory to be maintained at normal and customary levels and repairs and maintenance to be performed as reasonably required.  As to the Heron Beach Inn, Seller shall cause guest and room service levels and marketing efforts to be maintained in accordance with existing practice and existing management personnel to remain fully involved in the operation of the Heron Beach Inn until the day of Closing.  Seller shall use best efforts and due diligence to cause the termination prior to Closing of the Hotel Management Agreement dated April 3, 1991, between Pope Resources and CRG Hospitality, Inc., as amended (the “CRG Agreement”).

.         2047 Updating of Schedules.  The schedules attached hereto may be revised prior to Closing to reflect changes in the ordinary course of business or as otherwise approved by Buyer.  Seller shall also give Buyer prompt written notice if Seller, after the date this Agreement is executed by Seller, discovers or learns of any fact or occurrence that would make any of Seller’s warranties and representations materially inaccurate if such warranty or representation were made on or after the date Seller discovered or learned of such fact or occurrence.

          2048 Liquor Licenses.  Seller will cooperate fully with Buyer in Buyer’s efforts to obtain from the Washington State Department of Licensing (“DOL”) new temporary retail liquor licenses under applicable statutes to permit the sale of liquor at the Heron Beach Inn, Port Ludlow Marina, and Port Ludlow Golf Course after closing in the same manner and to the same extent as presently allowed.  Buyer and Seller acknowledge that the DOL probably will not issue non-temporary retail liquor licenses to Buyer until some time after closing and that the issuance of such licenses will not be a condition precedent to Buyer’s obligation to close this transaction.  Seller also will cooperate fully with Buyer in Buyer’s efforts to secure any non-temporary liquor licenses desired by Buyer for the sale of liquor at the Heron Beach Inn, Port Ludlow Marina, and Port Ludlow Golf Course after closing.

ARTICLE VII.  CLOSING AND ESCROW

          2049 Closing.  The Closing hereunder (the “Closing” or the “Closing Date”) shall be held at the offices of the Title Company in Seattle, Washington, forty-five (45) days following Buyer’s approval of the condition of the Property under Article IV.

          2050 Seller’s Deliveries.  On or prior to the Closing Date, Seller shall deposit with Escrow Officer the following:

          (a)      The duly executed and acknowledged (where applicable) MPR Deed, Peacock Hill Deed, Assignment of DNR Lease, Assignment of Tenant Leases, Assignment of Contracts, Bill of Sale, and Assignment of Intellectual Property;

          (b)      The duly executed Washington State Real Estate Excise Tax Affidavits relating to the MPR Deed and Peacock Hill Deed, consistent with the allocations set forth on Schedule 2.1;

          (c)      An affidavit duly executed by Seller in the form of Schedule 7.2(c) hereto (the “FIRPTA Affidavit”);

          (d)      A duly executed management agreement to be negotiated in good faith prior to Closing (the “Management Agreement”), under which Buyer will manage certain post-closing obligations of Seller described therein and relating to the Property in exchange for reasonable consideration to be described therein;

          (e)      The Tenant Estoppel Letters;

          (f)       The Contracts, DNR Lease, and Tenant Leases;

          (g)      A certificate executed by Seller stating that Seller’s representations and warranties in Article VIII are true and correct as of the Closing Date;

          (h)      The duly executed Easements Over Adjoining Lands in the form of Schedule 7.2(i);

          (i)       The duly executed Bio-solids Disposal Agreement in the form of Schedule 7.2(i); and

          (j)       The duly executed Seller’s Payment Certificate in the form of Schedule 5.11.

.         2051 Buyer’s Deliveries.  On or prior to the Closing Date, Buyer shall deposit with Escrow Officer the following:

          (k)      The Purchase Price;

          (l)       The duly executed and acknowledged (where applicable) Assignment of DNR Lease, Assignment of Tenant Leases, Assignment of Contracts, and Assignment of Intellectual Property;

          (m)     The duly executed Washington State Real Estate Excise Tax Affidavits relating to the MPR Deed and Peacock Hill Deed, consistent with the allocations set forth on Schedule 2.1;

          (n)      The duly executed Management Agreement;

          (o)      A certificate executed by Buyer stating that Buyer’s representations and warranties in Article VIII are true and correct as of the Closing Date; and

          (p)      The duly executed Bio-solids Disposal Agreement in the form of Schedule 7.2(i).

          2052 Title Policy; Other Instruments.  Seller shall cause Title Company to issue the Title Policy to Buyer at Closing or as soon thereafter as practicable (provided, however, that it shall be a condition to Buyer’s obligation to close that title Company shall be committed to issue the Title Policy effective on and as of the Closing Date).  Seller and Buyer shall each deposit such other instruments as are reasonably required by Escrow Officer or otherwise required to close the escrow and consummate the purchase of the Property in accordance with the terms hereof.

          2053 Prorations.

7.1.2  General.  Except as otherwise provided in Sections 7.5.2 and 7.5.3, all revenues and all expenses of the Property, including but not limited to, real property taxes, hotel occupancy taxes, assessments, rents under the Tenant Leases, water, sewer and utility charges, amounts payable under the Contracts, and other expenses normal to the operation and maintenance of the Property, but excluding insurance premiums and payments pursuant to any of the Contracts that Buyer has elected not to assume, shall be prorated as of 12:01a.m. on the Closing Date (the “Cutoff Time”).  Real Property tax prorations will be on the basis of taxes paid or payable in the year of Closing.  Prepaid rents, security deposits, earnest money deposits, prepaid rentals or other deposits under any Tenant Leases or by customers under the Contracts, including without limitation gift certificates, prepaid fees and Member Book Balances for the Golf Course or any other facilities comprising part of the Property, shall be credited to Buyer.  Prepaid rents and security deposits under the DNR Lease shall be credited to Seller.  Utility deposits or prepaid amounts under any of the Contracts assigned to Buyer shall be credited to Seller.  Any rents under Tenant Leases or other receivables past due as of the Closing Date shall not be prorated at Closing but upon receipt by Buyer shall be applied first to amounts due after Closing and the balance, if any, remitted to Seller for amounts due prior to Closing.

7.1.3  Heron Beach Inn Adjustments and Prorations.  Except as otherwise provided herein, adjustments and prorations for the Heron Beach Inn shall be determined in accordance with the current edition of the Uniform Systems of Accounts for Hotels, as published by the Hotel Association of New York City, and shall all be prorated as of the Cutoff Time.  The following matters and items shall be prorated or credited as of the Cutoff Time.  Net credits in favor of Buyer shall be deducted from the balance of the Purchase Price at Closing, and net credits in favor of Seller shall be paid in cash at Closing.

          (a)      Revenues and Expenses.  Except as otherwise provided in this section, Seller shall be entitled to all revenue and shall be responsible for all expenses for the period of time up to but not including the date of Closing, and Buyer shall be entitled to all revenue and shall be responsible for all expenses for the period of time from, after and including the date of Closing.

          (b)      Guest Ledger Receivables.  Guest Ledger Receivables shall mean all amounts, including, without limitation, room charges and housekeeping costs, accrued to the accounts of guests occupying rooms in Heron Beach Inn as of the Cutoff Time.  Seller shall receive a credit for all Guest Ledger Receivables for all room nights up to but not including the room night during which the Cutoff Time occurs, and Buyer shall be entitled to the amounts of Guest Ledger Receivables for the room nights after the Cutoff time.  Seller and Buyer shall each receive a credit equal to one-half of the amount of Guest Ledger Receivables for the full room night during which the Cutoff Time occurs.  All restaurant and bar facilities will be closed as of the Cutoff Time and Seller shall receive the income from the same until the Cutoff time.

          (c)      Advance Bookings.  Buyer shall receive a credit for advance payments and security deposits, if any, under advance room and event bookings to the extent they relate to a period after the Cutoff Time.

          (d)      Petty Cash Funds and House Banks.  Buyer shall purchase all petty cash funds and cash in house banks at 100% of face value at the Cutoff Time.

          (e)      Accounts Receivable.  Seller shall retain the receivables of the Heron Beach Inn as of the Cutoff Time, other than Guest Ledger Receivables.  Buyer agrees that it will promptly remit to Seller any funds received by Buyer in payment of such accounts receivable.  With regard to any collection made from a person or entity who has accounts receivable arising both prior and subsequent to the Cutoff Time, such collection shall be applied first to current accounts receivable, then to prior accounts receivable.

          (f)       Operating Supplies and Inventory.  Operating supplies and inventory for the Heron Beach Inn are included in the Personal Property for the Heron Beach Inn, and no proration or credits shall be made at Closing.

          (g)      Calculation of Heron Beach Inn Prorations.  Seller shall cause its accounting staff to make such inventories, examinations, and audits of the Heron Beach Inn, and of the books and records of the Heron Beach Inn, as they may deem necessary to make the adjustments and prorations required under this section and other provisions of this Agreement.  Buyer or its designated representatives may be present at such inventories, examinations and audits.  Based upon such audits and inventories, Seller will prepare and deliver to the parties no later than two (2) days prior to Closing a closing statement containing Seller’s best estimate of the prorations and adjustments in this Agreement.

7.1.4  Compensating Tax.  Seller has disclosed to Buyer that portions of the Real Property are currently classified or designated as current use or forest land for tax purposes under RCW Ch. 84.33 or RCW Ch. 84.34, which portions to Seller’s current actual knowledge are identified either in the Preliminary Commitment or in Schedule 7.5.3 or both.  Conversion of the Real Property to another use will require the payment of compensating tax.  At Closing, Buyer either shall continue the current classification or designation or pay the compensating tax, and in any event Buyer shall bear sole responsibility for, and shall indemnify and hold Seller harmless against, all such compensating tax.  The provisions of this section shall survive Closing.  In any suit, action, or appeal therefrom to enforce this section, the prevailing party shall be entitled to its costs incurred therein, including reasonable attorneys’ fees and costs of litigation.

7.1.5  Golf Club Memberships.  All complimentary Golf Club memberships, or special memberships based upon a promise of or right to a material discount of annual fees or charges from standard rates in effect from time to time, shall be terminated by Seller at or prior to Closing, except that Seller shall not be required to terminate (and Buyer shall accept) the special memberships of George Folquet, R.D. Bruce, and Joan Bruce as described in the recorded amended and restated lifetime membership easement, whose rights Seller has no ability or right to terminate.

          2054 Closing Costs and Expenses.  Buyer and Seller shall each pay their own attorneys fees and expenses and the following:

        (a)      Seller shall pay:

      (i)       The owner’s standard coverage portion of the premium for the Title Policy;

      (ii)      All real estate excise or transfer taxes; and

      (iii)     One-half (1/2) of the fees for the Escrow Officer.

        (b)      Buyer shall pay:

      (i)       One-half (1/2) of the fees for the Escrow Officer;

      (ii)      All costs and expenses of Buyer’s consultants and investigations during the Inspection Period;

      (iii)     The premium differential between owner’s standard coverage and owner’s extended coverage for the Title Policy plus the cost of all endorsements requested by Buyer;

      (iv)     All survey costs;

      (v)      All costs of recording the MPR Deed and Peacock Hill Deed; and

      (vi)     Any sales or use tax relating to the conveyance of the Personal Property.

          2055 Closing Statements.  The prorations shall be made on the basis of a written closing statement submitted by Escrow Officer to Buyer and Seller prior to the Closing Date and approved by Buyer and Seller, which approval shall not be unreasonably withheld.  In the event any prorations or apportionments made hereunder shall prove to be incorrect for any reason, then any party shall be entitled to an adjustment to correct the same.  Any item that cannot be prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and re-prorated between Buyer and Seller when the information is available.  Notwithstanding the foregoing, any adjustments or re-prorations shall be made, if at all, within one hundred eighty (180) days after the Closing Date.

          2056 Delivery Outside of Escrow.  Seller shall deliver to Buyer at Closing outside of the Closing escrow the originals of Seller’s Documents (including but not limited to the originals of the Tenant Leases, DNR Lease, and Contracts), keys and/or codes to all doors and security equipment, copies of all books and records of Seller used in the operation, maintenance, repair and protection of the Property, and such other presently existing records and items as reasonably requested by Buyer.

          2057 Guest Property.  All baggage or other property of guests of the Heron Beach Inn checked or left in the care of Seller shall be listed in an inventory to be prepared in duplicate and signed by Seller and Buyer on the Closing date.  Buyer shall be responsible from and after the Closing date and will indemnify and hold Seller harmless from and against all claims for all baggage and property listed in such inventory.  Seller shall indemnify and hold harmless Buyer from and against claims for baggage and property not listed in such inventory but shown to have been left in Seller’s custody prior to the Closing Date.

ARTICLE VIII.  REPRESENTATIONS AND WARRANTIES

          Seller and Buyer make the following representations and warranties:

          2058 Seller’s Representations.  Seller represents and warrants to Buyer as of the Date of this Agreement:

8.1.1        General Representations and Warranties Applicable to the Property.

                    (a)      Tenant Leases.  There are no leases, licenses, or other agreements granting any person or party the right to use or occupy the Real Property or any portion thereof except the Tenant Leases, matters set forth in the Title Commitment, matters that would be disclosed by an accurate ALTA survey of the Real Property, the use by guests, members, or patrons of the Heron Beach Inn and the Golf Course in the ordinary course of business between the date hereof and the Closing Date, and the Heron Beach Inn Reservations.  The Tenant Leases have not been modified, amended, or terminated except as identified on Schedule 1.3.  Schedule 1.3 sets forth all Tenant Leases and all security deposits and prepaid amounts due or owing to any tenant thereunder.  To Seller’s current actual knowledge, neither Seller nor any tenant is in default under or has asserted any uncured default under the Tenant Leases and no event has occurred that with the giving of notice or passage of time, or both, would constitute a default under any of the Tenant Leases.  Seller has completed all tenant build-out items or other improvements required to be completed by Seller under the Tenant Leases.  All brokerage commissions with respect to the Tenant Leases and any renewals, extensions, or expansions have been paid in full except with respect to those commission agreements disclosed on Schedule 1.5.

                    (b)      Litigation.  There is no claim, litigation, or proceeding pending against Seller, or to Seller’s current actual knowledge threatened against Seller, which relate to the Property or the transactions contemplated by this Agreement except as set forth on Schedule 8.1.1(b).  Seller also covenants and agrees to provide Buyer, within ten (10) days after the date this Agreement is mutually executed and delivered, a list of all material claims and actions known to Seller that were asserted or commenced against Seller relating to the Property since January 1, 1990 (other than the matters listed on Schedules 8.1.1(b)), including all such matters that have been resolved, dismissed, or settled.  Such list shall include without limitation all arbitration and litigation proceedings known to Seller and commenced since January 1, 1990 (other than the matters listed on Schedules 8.1.1(b)).

                    (c)      Compliance.  To Seller's current actual knowledge and except as set forth on Schedule 8.1.1(e), (i) all permits, licenses, and other governmental authorizations and approvals required to construct the Improvements upon and to own and operate the MPR Operating Properties have been obtained, are in full force and effect, Seller is not in violation of any such permits, licenses, or other governmental authorizations and approvals, and Seller has received no notice of violation or claim of violation relating thereto; (ii) all governmental authorizations and approvals (including subdivision maps) required for the platting and subdivision of the MPR Platted Lots have been obtained, are in full force and effect, Seller is not in violation of any such permits, licenses, or other governmental authorizations and approvals, and Seller has received no notice of violation or claim of violation relating thereto; (ii) all governmental authorizations and approvals (including subdivision maps) required for the platting and subdivision of the MPR Platted Lots have been obtained, are in full force and effect, Seller is not in violation of any such authorizations and approvals, and Seller has received no notice of violation or claim of violation relating thereto; and (iii) the Real Property and the use thereof complies in all material respects with applicable laws and regulations and all applicable agreements affecting the Real Property (including without limitation laws and regulations relating to zoning, land use and subdivision of land), and Seller has not received any notice alleging zoning non-compliance with respect to the Real Property.  To Seller’s current actual knowledge and except as set forth on Schedule 8.1.1(c), there are no unsatisfied requests or demands for repairs, restorations, or improvements from any person, entity, or authority, including but not limited to any tenant, insurance carrier, or governmental authority with respect to the Real Property.  All permits, licenses, governmental authorizations and approvals relating to operation, development or subdivision of the Real Property or operation of the other Property either run with title to the Real Property or can be assigned to Buyer without the consent of any third party, other than liquor licenses and any others specifically listed in Schedule 8.1.1(c).  Notwithstanding the foregoing, Seller makes no representation or warranty regarding government authorizations and approvals relating to the provision water and sewer utility services to those portions of the Real Property to which water and sewer utility services are not currently provided.

                    (d)      No Prior Options, Sales, or Assignments.  Seller has not granted any options nor obligated itself in any manner whatsoever to sell the Property or any portion thereof to any party other than Buyer except for sales of MPR Platted Lots for sale prices equal to or in excess of the minimum sale prices set forth on Schedule 6.2, conveyances of open space tracts to homeowner associations in the ordinary course of business, and creation of covenants and easements in connection with the subdivision and development of lands in the ordinary course of business.  Seller shall indemnify and defend Buyer and hold Buyer harmless from and against any claim which, if true, would constitute a breach of the warranty and representation set forth in the foregoing sentence.

                    (e)      Condition of Property.  To Seller’s current actual knowledge and except as set forth on Schedule 8.1.1(e)-1, the Property is free from material defects that would materially impair the use or value of the Property, ordinary wear and tear excepted.  As used within this section, “material defects” means a defect resulting in a liability or loss to Buyer of more than One Hundred Thousand Dollars (US$100,000.00) in each instance and One Million Dollars (US$1,000,000.00) in the aggregate.  The inclusion of a defect on Schedule 8.1.1(e)-1 does not mean that the defect is material.

Schedule 8.1.1(e)-2 describes those improvements and repairs that Seller is presently undertaking within the Property or had scheduled for completion in calendar year 2000, and Seller covenants to complete such improvements and repairs at its own expense prior to Closing; provided, that if the improvements and repairs listed in Schedule 8.1.1(e)-2 are not completed by Closing, then at Buyer’s option Seller shall grant a reasonable credit to Buyer at Closing to cover the cost of completing such improvements and repairs.

                    (f)       Special Assessments.  Except as set forth on Schedule 8.1.1(f), Seller has not been notified of any contemplated improvements to the area surrounding the Real Property that would result in the assessment of a special improvement or similar lien against the Real Property that is not shown in the Preliminary Commitments.

                    (g)      Existing Agreements.  There are no contracts, agreements, or understandings (whether written or oral) relating to the Property that will be binding on Buyer after Closing, except for the Permitted Exceptions, the Appurtenances, the Tenant Leases, the DNR Lease, the Contracts, and other matters disclosed in this Agreement.  The Contracts have not been modified, amended or terminated except as identified in Schedule 1.5 and, to Seller’s current actual knowledge, neither Seller nor any other party is in default under any of the Contracts.  All development agreements, land use entitlement agreements, management agreements, service contracts, supply contracts, vendor agreements, equipment leases, maintenance agreements, executory purchase and sale agreements for MPR Platted Lots, construction contracts, brokerage agreements, and other agreements and contracts (other than Tenant Leases and Exceptions) applicable to or binding on the Property are listed on Schedule 1.5.  Except as described on Schedule 8.1.1(g), all Contracts and leases related to the Real Property (except the DNR Lease) can be assigned to Buyer without the consent of any third party.

                    (h)      Taxes.  All business and occupation, sales, rooms, use, and other taxes imposed with respect to the Property, or the operation thereof, that are due and payable by Seller have been paid in full and Seller has not received any written notice that any such tax is overdue, has not been paid, or is subject to audit.

                    (i)       Environmental Compliance.  Seller has not caused or permitted the Property since December 31, 1985, to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce, or process Hazardous Substances except as set forth in the reports, assessments, and studies described in Schedule 8.1.1(i) or as allowed by any applicable law, ordinance, or regulation.  To Seller’s current actual knowledge, there are no Hazardous Substances on the Property, except as set forth in the reports, assessments, and studies described in Schedule 8.1.1(i), or as allowed by any applicable law, ordinance, or regulation; all written reports, assessments, or studies related to Hazardous Substances on, under, or around the Property prepared by or for Seller are listed on Schedule 8.1.1(i); and there are no buried tanks on or under the Property except as set forth in the reports, assessments, and studies described in Schedule 8.1.1(i) or as otherwise disclosed to Buyer in writing during the Inspection Period.  To Seller’s current actual knowledge, except as specifically disclosed in the reports, assessments and studies described in Schedule 8.1.1(i), no Hazardous Substances have been used, generated, manufactured, refined, transported, treated, stored, handled, disposed of, transferred, produced, or processed on or about the Real Property, except in compliance with all applicable laws, ordinances, regulations and permits and in a manner that has not and will not require clean-up or remediation under any applicable law, ordinance, regulation or permit.  For the purposes hereof, “Hazardous Substances” shall mean asbestos, petroleum and petroleum derivatives and products, and any substance, chemical, waste, or other material that is listed, defined, or otherwise identified as “hazardous” or “toxic” under any federal, state, or local ordinance or law or any administrative agency rule or determination applicable to the Property.  Buyer acknowledges that Seller has used cleaning solvents, paints, lubricants, fertilizers, pesticides, other golf course and agricultural products, and chemicals and similar materials in the ordinary course of business, but Seller warrants and represents that all such substances have been used, handled, stored, transported and disposed of in compliance with all applicable laws, ordinances, regulations and permits and in a manner that has not required and will not require clean-up or remediation under any applicable law, ordinance, regulation or permit, except as disclosed otherwise to Buyer in writing during the Inspection Period.  Buyer acknowledges that portions of the MPR Properties were used prior to December 31, 1985, for lumber mill and other timber industry purposes and that Seller does not have complete information regarding the generation, manufacture, refinement, transport, treatment, storage, handling, disposal, transfer, production, processing, and use of Hazardous Substances within the MPR Properties prior to December 31, 1985.

                    (j)       Authority.  Pope Resources is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware and is qualified to do business in the State of Washington.  Olympic Property Group LLC, Olympic Real Estate Development LLC, and Olympic Resorts LLC are limited liability companies duly organized, validly existing, and in good standing under the laws of the State of Washington. Olympic Real Estate Management, Inc., is a corporation duly organized, validly existing, and in good standing under the laws of the State of Washington.  This Agreement and all documents to be executed by Seller at Closing have been or will be duly authorized, executed, and delivered by Seller and are binding on and enforceable against Seller in accordance with their terms.  Seller has obtained all authorizations or approvals necessary in order for Seller to enter into and perform its obligations under this Agreement.

                    (k)      Employees.  Seller has approximately eighty (80) employees engaged at or in connection with operation, subdivision and sale of the Property, all of whom are listed on Schedule 8.1.1(k).  Except as described at Schedule 8.1.1(k), there are no union contracts, labor agreements, or Employee Benefit Plans as defined in Section 3(3) of the Employee Retirement Income and Security Act of 1974, as amended from time to time, or written employment contracts relating to any employees of Seller engaged in the management, development or operation of the Property.

                    (l)       Inventory Sales.  Seller has been engaged in the construction and sale of homes, town homes, and condominium units on the MPR Property.  Buyer shall have no liability or responsibility for warranty claims (actual or alleged), defects (actual or alleged) or by any other claim or matter arising from the construction or sale of such homes, town homes, or condominium units.

                    (m)     Easements.  To Seller’s actual knowledge, no person or party has any easement rights or rights to use any portion of the Real Property, other than rights shown of record, rights under the Tenant Leases, rights of patrons to use the Golf Course in the ordinary course of operations, the Heron Beach Inn Reservations, rights otherwise disclosed in the Schedules to this Agreement, and possible prescriptive easements in the Real Property.

                    (n)      Sewer and Water Utilities.  To Seller’s actual knowledge, there are no physical obstacles to the connection of water and sewer facilities to all undeveloped portions of the Real Property.  Notwithstanding the foregoing, Seller makes no representation or warranty regarding the capacity of the existing water and sewer facilities or the availability of ground or surface water or water rights required to provide water and sewer utility services to those portions of the Real Property to which water and sewer utility services are not currently provided.

                    (o)      Completeness of Documents.  All of Seller’s Documents prepared by Seller specifically for Buyer (including financial information concerning the Property and Schedules to this Agreement) are accurate in all material respects and do not omit any material fact necessary to make the information in such Seller’s Documents not misleading.  To the best of Seller’s actual knowledge, all of Seller’s Documents prepared by Seller but not specifically for Buyer were accurate in all material respects when prepared.

                    (p)      Ownership.  Subject to the Exceptions disclosed in the Preliminary Commitment and matters that an accurate ALTA survey of the Real Property would disclose, Seller owns all of the buildings, improvements, structures and fixtures connected or attached to the Real Property, all equipment and other personal property located on and used in connection with the Land or Improvements, and all rights, licenses, entitlements, permits and other appurtenances used in connection with the Land or Improvements, other than those relating to tenant fixtures, pay telephones, vending machines, office equipment, indoor telephone equipment and lines under lease, other utility facilities owned by private and public utility companies, improvements to easements constructed by other easement beneficiaries, and structural encroachments from adjoining properties.

8.1.2  Additional Warranties and Representations Applicable to Golf Course.

                    (a)      Memberships.  Schedule 1.5 includes the Golf Course Membership Agreement Schedule, which lists all members of the Golf Course and provides for each of such members the following information, which is true, correct, and complete as of the date of this Agreement: (i) the member’s name, (ii) the type of membership, (iii) the effective date of the membership, (iv) the amount of the initiation deposit or fee that has been paid in cash (with respect to those members that elected an installment plan, if any, for payment of the initiation deposit, this amount includes both the initial cash down payment plus any receivable), and (v) any terms of the membership or any rights, privileges, or obligations of the member that are different from other memberships (for example, pre-paid dues or complimentary memberships), subject to applicable articles, bylaws, and rules and regulations.

                    (b)      Nature of Memberships.  To Seller’s current actual knowledge, no representations or statements (either orally or in writing) have been made by Seller to any member of the Golf Course that (i) memberships in the Club are equity memberships, (ii) members have a right to participate in the ownership, management, or operation of the Golf Course, (iii) members have a right to share in any profits from the refinancing or sale of the Golf Course, (iv) memberships in the Golf Course are perpetual or non-terminable except as set forth in the membership agreement, or (v) members enjoy contractual rights in addition to or different from the right to use the Golf Course in accordance with the applicable membership agreement, by-laws and rules and regulations.  No member or other person has made any claim or allegation which, if true, would render the warranty and representation in the foregoing sentence inaccurate.

                    (c)      Use of Club.  To Seller’s current actual knowledge and except for the memberships listed on Schedule 1.5 and except as may be disclosed in Schedule 8.1.2(c), Seller has made no representations, statements, promises, or agreements (either orally or in writing) to any person or entity, including without limitation home builders, prospective home buyers, or owners or occupants of the land surrounding the Golf Course, regarding any of the following:  (i) the right to membership in the Golf Course or the intent to operate the Golf Course as a private or semi-private country club, (ii) the right to play golf at the Golf Course or to otherwise use any of the Golf Course facilities, except on the same terms and conditions as are offered to the public, (iii) the right to participate in the operation, management, or maintenance of the Golf Course, and (iv) the manner in which the Golf Course will be operated, managed, maintained, or improved.  No member or other person has made any claim or allegation which, if true, would render the warranty and representation in the foregoing sentence inaccurate.

                    (d)      Water Rights.  Schedule 8.1.2(d) describes all documents, agreements, instruments, certificates, registrations, and permits evidencing Seller’s right to withdraw surface or underground water for the operation and maintenance of the Golf Course.

                    (e)      Reservations.  Schedule 1.5 includes all reservations and deposits for use of the Golf Course for time periods after December 31, 2000.

8.1.3  Additional Warranties and Representations Applicable to Heron Beach Inn.

                    (a)      Sufficiency of Inventories.  To Seller’s actual current knowledge, the Heron Beach Inn Equipment and Inventory are sufficient for the operation of the Heron Beach Inn in accordance with the standard of operation heretofore maintained by Seller and shall not materially differ in amount or quality as of Closing.

                    (b)      Reservations.  Schedule 1.5 includes all reservations and deposits for use of the Heron Beach Inn for time periods after December 31, 2000.

                    (c)      Employees.  Other than the general manager, all employees currently employed at the Heron Beach Inn are employees of Seller.  A complete and accurate schedule of employees and hire dates is attached hereto as part of Schedule 8.1.1(k).

                    (d)      Franchise and Management.  There are no contracts or other agreements for franchises, management, marketing, or operation of the Heron Beach Inn except as shown on Schedule 1.5 attached hereto.

8.1.4  Seller’s Current Actual Knowledge.  The representations and warranties herein are based upon the current actual knowledge of (a) Gregory M. McCarry, who is Senior Vice President - Real Estate of Pope Resources and Chief Operating Officer of Olympic Property Group LLC, Olympic Real Estate Development LLC, and Olympic Resorts LLC, and (b) Thomas A. Griffin, who is Vice President of Olympic Real Estate Management LLC.  Seller warrants and represents that Messrs. McCarry and Griffin are Seller’s officers most familiar with the condition, use, operation and development of the Property.  Seller has no obligation under this Agreement to undertake any investigation or take any affirmative action to acquire any knowledge, including without limitation the review of Seller’s Documents, other than a reasonable inquiry of Seller’s current employees likely to possess knowledge.  It is also understood that information contained in the Disclosures, as defined in Section 11.1 below, is not imputed to Mr. McCarry or Mr. Griffin except as and to the extent either of them has actual knowledge of such information.

          2059 Buyer’s Representations.  Buyer represents and warrants to Seller as of the Closing Date as follows:

                    (a)      Status.  Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of California.

                    (b)      Authority.  This Agreement and all documents to be executed by Buyer at Closing have been or will be duly authorized, executed, and delivered by Buyer and are binding on and enforceable against Buyer in accordance with their terms.

ARTICLE IX.  EMPLOYEES

          Schedule 8.1.1(k) sets forth a list of all employees of Seller regularly engaged in the management, operation, and construction activities of Seller relating to the Property (“Employees”).  Buyer shall not assume any obligations of Seller (whether based upon contract or implied by law or otherwise) relating to the Employees, and Buyer shall have no obligation to hire any of the Employees upon Closing; provided, that Buyer shall have the right, after expiration of the Inspection Period, to solicit applications for employment from the Employees (or any of them), it being understood that all terms and conditions of employment offered by Buyer shall be in Buyer’s sole discretion. During the Inspection Period, Buyer will designate the Employees with whom Buyer would like to discuss employment.  Buyer shall not communicate with any Employees except Greg McCarry, Tom Griffin, and Jon Rose regarding their employment with Buyer or Seller without the prior written consent of Seller.  After expiration of the Inspection Period, Seller shall cooperate with Buyer to further Buyer’s efforts to enter into employment agreements with the Employees.

          Buyer has no obligation under this Agreement to provide benefits to any or all Employees it hires.  However, if Buyer provides benefits to Employees, then Buyer shall take the following actions in order to preserve Employee benefits to the extent possible after Closing, if and to the greatest extent allowed by the various plan and benefit providers, and only if such actions cause no additional expense to Buyer not compensated by Seller at Closing: (a) If Buyer offers Employees it hires a group health plan, then it will waive all pre-existing condition limitations and waiting periods for coverage, and Buyer’s health plan will credit all payments made by the Employees it hires towards deductible, co-payment, and out-of-pocket limits under Seller’s health care plans for the plan year that includes the Closing Date; and (b) If Buyer offers Employees it hires a qualified retirement plan, then it will give each such Employee credit for his or her past service with Seller as of the Closing Date for purposes of eligibility and vesting, but not for benefit accrual purposes, and will allow Employees to roll over distributions from Seller’s 401(k) plan to Buyer’s retirement plan.  Seller shall remain responsible for any pre-Closing employee benefits, bonus plans, termination plans, and any other employee benefit plan applicable to the Employees, and also for any benefits or payments due to any Employee (whether under or by reason of any statute or regulation, contractual obligation of Seller, or any plan maintained by Seller) as a result of such Employee’s termination in conjunction with the sale of the Property.  Seller shall be responsible to provide any required WARN Act notices and any required COBRA coverage under Seller’s health plans.

ARTICLE X.  CASUALTY AND CONDEMNATION

          In the event that all or any portion of the Property is damaged or destroyed by any material casualty or is the subject of a material condemnation action under the provisions of eminent domain law after the making of this Agreement but prior to the Closing Date, Buyer may terminate this Agreement and the Earnest Money shall be returned to Buyer.  If the casualty or condemnation is not material or Buyer does not elect to terminate this Agreement, then Seller shall have no obligation to repair or replace any damage or destruction caused by the foregoing, but the following shall apply at the Closing: (a) in the event of a casualty, Buyer shall receive a credit against the Purchase Price at Closing for the reasonably estimated remaining cost to restore the Property to its condition immediately prior to such casualty (it being understood that the proceeds of any casualty insurance shall be and remain payable to Seller); and (b) in the event of condemnation, Seller shall assign to Buyer its rights to any resulting condemnation proceeds and shall not make any settlements without Buyer’s prior written approval.  For purposes of this section, “material” means a loss or liability in excess of Five Hundred Thousand Dollars (US$500,000.00).

ARTICLE XI.  DISCLOSURE, INDEMNITY, AND RELEASE RELATING TO CONDITION OF PROPERTY

          2060 Disclosures.  Buyer acknowledges that Seller has disclosed to Buyer the condition of the Property by providing to Buyer the following documents and information (collectively, the “Disclosures”): the schedules hereto, the Preliminary Commitment, Seller’s Documents, the right to interview Seller’s consultants and employees, and the right to enter upon, inspect, study, survey, and conduct tests upon the Property, all prior to the time when Buyer was irrevocably committed to complete the purchase of the Property under this Agreement.  Buyer further acknowledges that Buyer has acquired information regarding the condition of the Property from the inspections, studies, surveys and tests upon the Property conducted by Buyer and its agents, contractors, consultants, and employees.

            Buyer acknowledges and agrees that the Disclosures disclose material defects in the condition of the Property and that Seller makes no covenant, representation, or warranty as to the suitability of the Property for any purpose or as to the condition of the Property except as otherwise expressly set forth in this Agreement.  Buyer hereby waives all objections and complaints regarding the condition of the Property, including without limitation objections and complaints relating to surface and subsurface conditions, except as provided in any covenant, agreement, representation, or warranty in this Agreement.  Buyer agrees that it is purchasing the Property in its present condition, AS IS, subject only to the covenants, agreements, representations, and warranties provided by Seller in this Agreement; provided that nothing in this Agreement shall be deemed a waiver or release of any claims or rights that Buyer may have against any third party, including without limitation any prior owner of any portion of the Property.  Buyer assumes the risk that adverse conditions may not have been revealed by its own investigation or by the Disclosures (but without limiting Seller’s covenants, agreements, warranties and representations in this Agreement).  Except for and with respect to Seller’s obligations, warranties and representations in this Agreement, Buyer hereby waives, releases, acquits, and forever discharges Seller of and from any and all claims, actions, demands, rights, damages, costs of response or remedial action, or expenses whatsoever, direct or indirect, known or unknown, foreseen or unforeseen, including claims of third parties, that now exist or that may arise in the future on account of or in connection with the condition of the Property, including without limitation any surface or subsurface contamination, but excluding claims for statutory or contractual right of contribution under any state or federal hazardous substance law or regulation.

                    EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER MAKES NO COVENANTS, REPRESENTATIONS, OR WARRANTIES WITH RESPECT TO:  (I) THE CONDITION OF THE REAL OR PERSONAL PROPERTY OR ANY BUILDINGS, STRUCTURES, OR IMPROVEMENTS ON THE REAL PROPERTY OR THE SUITABILITY OF THE REAL PROPERTY FOR HABITATION OR FOR BUYER’S INTENDED USE OR FOR ANY USE WHATSOEVER; (II) ANY APPLICABLE BUILDING, ZONING, OR FIRE LAWS OR REGULATIONS, OR WITH RESPECT TO COMPLIANCE THEREWITH, OR WITH RESPECT TO THE EXISTENCE OF OR COMPLIANCE WITH ANY REQUIRED PERMITS, IF ANY, OF ANY GOVERNMENTAL AGENCY; (III) THE AVAILABILITY OR EXISTENCE OF ANY WATER, SEWER, OR OTHER UTILITIES OR UTILITY RIGHTS; (IV) THE EXISTENCE OF ANY WATER, SEWER OR OTHER UTILITY DISTRICT; OR (V) THE PRESENCE OF ANY HAZARDOUS SUBSTANCES; (VI) THE PRESENCE OF ANY UNDERGROUND STORAGE TANKS OR ASBESTOS; OR (VII) COMPLIANCE OF THE PROPERTY WITH THE TERMS OF THE AMERICANS WITH DISABILITIES ACT.

          BUYER WAIVES ALL CLAIMS AGAINST SELLER, KNOWN OR UNKNOWN, WITH RESPECT TO THE PROPERTY (BUT EXCLUDING CLAIMS FOR CONTRIBUTION THAT BUYER MIGHT HAVE AGAINST SELLER UNDER FEDERAL OR STATE ENVIRONMENTAL REGULATIONS AND STATUTES), AND BUYER ASSUMES THE RISK OF ALL DEFECTS AND CONDITIONS, INCLUDING SUCH DEFECTS AND CONDITIONS, IF ANY, THAT CANNOT BE OBSERVED BY CASUAL INSPECTION; PROVIDING, THAT NOTHING HEREIN LIMITS OR IMPAIRS SELLER’S COVENANTS, AGREEMENTS, REPRESENTATIONS, AND WARRANTIES HEREIN.  BUYER ACKNOWLEDGES THAT BUYER HAS HAD THE OPPORTUNITY TO INSPECT THE PROPERTY AND, EXCEPT FOR THE COVENANTS, AGREEMENTS, REPRESENTATIONS, AND WARRANTIES OF SELLER HEREIN, IS RELYING ENTIRELY THEREON, ON ANY CONSULTANTS THAT BUYER RETAINS, AND ON THE DISCLOSURES.

          2061 Seller’s Indemnification Liabilities.

          11.2.1                    Seller shall defend, indemnify, and hold Buyer, its affiliates, directors, employees, officers, partners, and subsidiaries, harmless from and against any and all claims, demands, damages, losses, liens, liabilities, fines, penalties, monitoring costs, response costs, and any other costs and expenses (including attorney's fees and costs and fees of consultants) relating to the Property (collectively, “Seller’s Indemnification Liabilities”) that arise from or relate to a liability or loss arising after the Closing Date from the following matters: (i) breach of any covenant, agreement, representation or warranty of Seller made herein; (ii) any warranty claims (actual or alleged), defects (actual or alleged) or by any other claim or matter arising from the construction or sale of homes, town homes, or condominium units on or before the Closing Date; (iii) any violation of the rights of any employee or agent of Seller that occurred or is alleged to have occurred on or before the Closing Date or in conjunction with the termination of employment in connection with this transaction; or (iv) any actual or alleged breach of lease or contract or any mechanics’ lien, or any claim, demand or action for personal injury, death or property damage resulting from or in connection with any activity on, upon, or about any portion of the Property that occurred or is alleged to have occurred on or before the Closing Date, and including without limitation all matters listed on Schedule 8.1.1(b)-1; provided, that Seller shall not be obligated to indemnify Buyer (under clause (iv)) from and against any loss, liability, damage, cost or expense to the extent arising from Buyer’s negligence, willful misconduct or breach of this Agreement (including breach of any representation or warranty of Buyer).  For purposes of this Section 11.2.1, it is understood that a warranty or representation has been “breached” if such warranty or representation was inaccurate or untrue in any material respect when made.  Without limiting the generality of Seller’s Indemnification Liabilities set forth above, Seller shall retain all liabilities and obligations relating to those matters of pending and threatened litigation described in Schedule 8.1.1(b)-1, shall continue to defend those matters at its own expense and using its own counsel, and Buyer shall communicate and cooperate with Seller regarding such matters, but at no expense to Buyer.

          11.2.2                    Seller shall also defend, indemnify, and hold Buyer, its affiliates, directors, employees, officers, partners, and subsidiaries, harmless from and against any and all claims, demands, damages, losses, liens, liabilities, fines, penalties, monitoring costs, response costs, and any other costs and expenses (including attorney's fees and costs and fees of consultants) relating to the Property that arise from or relate to (i) the remediation (including without limitation monitoring) or cleanup of any Hazardous Substances Problem (as defined below) resulting from the use, storage, handling, disposal or release of Hazardous Substances on or about the Property that occurred or is alleged to have occurred on or before the Closing Date (provided that such Hazardous Substance Problem was not disclosed to Buyer in the reports and studies listed on Schedule 8.1.1(i) or otherwise in writing prior to expiration of the Inspection Period); or (ii) any claim, demand or action made or commenced by a third party (including without limitation any governmental agency) against Buyer resulting from the use, storage, handling, disposal or release of Hazardous Substances on or about the Property that occurred or is alleged to have occurred on or before the Closing Date.   Seller's obligations set forth above shall be deemed part of Seller's Indemnification Liabilities for purposes of this Agreement.

          As used in this Section 11.2.2, a "Hazardous Substances Problem" means the presence of Hazardous Substances on any part of the Property that were used, stored, handled, disposed of or released in violation of any law or regulation or so as to require remediation (including monitoring) or cleanup under any law or regulation, whether or not any claim, demand or action has been made or commenced against Buyer by any third party.  For purposes of clause (i) in the above paragraph, a Hazardous Substances Problem will have been "disclosed" to Buyer if there was disclosed (in the reports and studies listed in Schedule 8.1.1(i) or otherwise in writing to Buyer during the Inspection Period) reasonably specific information about such Problem.  By way of example, if the presence of an underground tank in a reasonably specific location had been disclosed to Buyer, then clause (i) of the above paragraph would not impose on Seller any liability to remove such tank; but if is discovered that the tank were leaking, and the leak had not been disclosed, then clause (i) would impose liability to remediate the leak (which might include removing the tank).  By way of further example, disclosure of the mere fact that certain industrial activities had occurred on a portion of the Property, or that certain chemicals had been used on the Property, would not constitute disclosure of the need for remediation or cleanup resulting from such activity or use.

          2062 Limitations on Seller’s Indemnification Liabilities.  Certain of Seller’s Indemnification Liabilities shall be limited as described in this subsection.  Seller’s Indemnification Liabilities under Section 11.2.1(i) above (as to breach of any representation or warranty made herein, and as to breach of any agreement or covenant to be performed by Seller at or before Closing) shall apply and be enforced only to the extent that the aggregate liability or loss to Buyer exceeds Fifty Thousand Dollars (US$50,000.00) and is asserted against or incurred by Buyer within two (2) year after the Closing Date.  Seller’s Indemnification Liabilities under Sections 11.2.1(iii) and 11.2.1(iv) above shall apply and be enforced only to the extent that the liability or loss to Buyer is asserted against or incurred by Buyer within four (4) years after the Closing Date.

          Seller's Indemnification Liabilities under Section 11.2.2, as they apply to all claims made by Buyer directly against Seller under clause (i) (in the first paragraph of such Section 11.2.2), shall apply and be enforceable only as to Hazardous Substances Problems that have been identified to Seller by Buyer and as to which Buyer has commenced litigation against Seller relating to such Problems (if Seller has not previously accepted responsibility therefor) within eight (8) years after the Closing Date. As Seller's Indemnification Liabilities under Section 11.2.2 apply to claims, demands or actions made or commenced by a third party against Buyer (and are thus covered by clause (ii) in the first paragraph of such Section 11.2.2), such Seller's Indemnification Liabilities shall apply and be enforceable without limit as to claims, demands or actions that are made or commenced against Buyer within eight (8) years after the Closing Date and as to which Buyer has commenced litigation against Seller to enforce Seller's Indemnification Liabilities hereunder (if Seller has not previously accepted responsibility therefor) within such eight-year period after the Closing Date; but as to claims, demands or actions first made or commenced by a third party against Buyer more than eight (8) years after the Closing Date, Seller's Indemnification Liabilities shall not exceed One Million Dollars ($1,000,000) in the aggregate.

          With respect to Seller's Indemnification Liabilities described in Section 11.2.1, it shall be a further condition to Seller's obligation to indemnify and defend as to a particular loss or liability that Buyer shall have commenced litigation against Seller to enforce Seller's Indemnification Liabilities as to such loss or liability within the applicable time period (if any) described above (if Seller has not previously accepted responsibility therefor), except that with respect to any loss or liability resulting from an action or proceeding commenced by a third party against Buyer within the applicable limitation period (if any), Buyer shall not be required to have commenced litigation against Seller within the applicable limitation period in order to have Seller's Indemnification Liabilities apply to such loss or liability.

          2063 Buyer’s Indemnification Liabilities and Release.  Buyer shall defend, indemnify, and hold Seller, its affiliates, directors, employees, officers, partners, and subsidiaries, harmless from and against any and all claims, demands, damages, losses, liens, liabilities, fines, penalties, monitoring costs, response costs, and any other costs and expenses (including attorney's fees and costs and fees of consultants) relating to the Property (collectively, “Buyer’s Indemnification Liabilities”) that arise from or relate to a liability or loss arising after the Closing Date from the following matters: (i) breach of any covenant, agreement, representation or warranty of Buyer made herein; (ii) any claim, demand or action made or commenced by a third party (including without limitation any government agency) against Seller resulting from the use, storage, handling, disposal or release of Hazardous Substances on or about the Property that occurred or is alleged to have occurred after the Closing Date; (iii) any warranty claims (actual or alleged), defects (actual or alleged) or by any other claim or matter arising from the construction or sale of homes, town homes, or condominium units after the Closing Date; (iv) any violation of the rights of any employee or agent of Buyer that occurred or is alleged to have occurred after the Closing Date; or (v) any actual or alleged breach of lease or contract or any mechanics’ lien, or any claim, demand or action for personal injury, death or property damage resulting from or in connection with any activity on, upon, or about any portion of the Property that occurred or is alleged to have occurred after the Closing Date, provided, that Buyer shall not be obligated to indemnify Seller under clause (v) from and against any loss, liability, damage, cost or expense to the extent arising from Seller’s negligence, willful misconduct or breach of this Agreement (including breach of any representation or warranty of Seller).  For purposes of this Section 11.4, it is understood that a warranty or representation has been “breached” if such warranty or representation was inaccurate or untrue in any material respect when made.

          Buyer hereby waives, releases, acquits, and forever discharges Seller, its affiliates, directors, employees, officers, partners, and subsidiaries, of and from all claims, demands, damages, losses, liens, liabilities, fines, penalties, monitoring costs, response costs, and any other costs and expenses (including attorney's fees and costs and fees of consultants) relating to the Property that are incurred by Buyer after the Closing Date except as to (a) costs, expenses, and liabilities of Buyer for which Seller is obligated to defend, indemnify, and hold Buyer harmless under Seller’s Indemnification Liabilities, including without limitation Seller’s direct liability to Buyer for breach of any warranty or representation in this Agreement or for breach of any covenant or agreement to be performed by Seller at or before Closing, subject to the limitations set forth at Section 11.3, and (b) any obligation of Seller described within this Agreement that by its express terms is to be performed after or to extend beyond the Closing Date, including without limitation Seller’s Post-Closing Community Obligations under Article XIV, the obligations of Seller arising under Seller’s Closing documents described at Section 7.2, Seller’s obligation to provide the Title Policy under Section 7.4, Seller’s obligations under Section 6.5, Seller’s obligations regarding post-Closing adjustments of pro-rations and costs, and Seller’s obligations under Section 16.16.  Buyer’s release under this paragraph shall not take effect as to any matter that is the subject of pending litigation between Buyer and Seller as of the date of expiration of the applicable Seller’s Indemnification Liabilities until dismissal, final judgment, or other resolution of such litigation.  For example, if as of the date two (2) years after the Closing Date Buyer and Seller are engaged in litigation regarding a claim by Buyer that Seller has breached a warranty under this Agreement, then Buyer’s release of Seller for the breach of warranty alleged by Buyer in such litigation shall not take effect until dismissal, final judgment, or other resolution of such litigation.

          Except for Seller’s Indemnification Liabilities, Seller’s Post-Closing Community Obligations under Article XIV, the express obligations of Seller under Seller’s Closing documents described at Section 7.2, Seller’s obligation to provide the Title Policy under Section 7.4, Seller’s obligations under Section 6.5, Seller’s obligations regarding post-Closing adjustments of pro-rations and costs, Seller’s obligations under Section 16.16, and as otherwise provided above, Seller shall have no liabilities or obligations to Buyer after Closing under this Agreement.

          2064 Survival.  The terms and conditions of this Article XI shall survive the Closing or termination of this Agreement and shall benefit and bind the successors and assigns of Buyer and Seller.

ARTICLE XII.  POSSESSION

          Possession of the Property shall be delivered to Buyer on the Closing Date subject to the rights of tenants under the Tenant Leases and other Permitted Exceptions.

ARTICLE XIII.  DOCUMENT RETENTION

          Buyer shall preserve and retain all documents provided by Seller to Buyer, including without limitation all copies and originals of Seller’s Documents, at a secure administrative office or storage facility within Jefferson County, Kitsap County, or King County, Washington, for a period not less than ten (10) years after the Closing Date (the “Document Retention Period”).  During the Document Retention Period, upon the prior written request of Seller, Buyer shall allow Seller to inspect and copy any and all of Seller’s Documents at the office or storage facility during normal weekday business hours.  All copies shall be made at Seller’s expense.

ARTICLE XIV.  OBLIGATIONS TO PORT LUDLOW COMMUNITY

          Buyer acknowledges that Seller has made certain oral and other commitments to the Port Ludlow community, some or all of which may be legally unenforceable, but all of which are moral obligations that Buyer and Seller desire and intend to perform after the Closing Date.  These commitments are described on Schedule 14(a) (“Seller’s Post-Closing Community Obligations”) and Schedule 14(b) (“Buyer’s Post-Closing Community Obligations”).  Within a reasonable period of time after the Closing Date, Seller shall perform or cause to be performed at its sole expense each of Seller’s Post-Closing Community Obligations, and Buyer shall perform or cause to be performed at its sole expense each of Buyer ‘s Post-Closing Community Obligations.  The parties shall communicate and cooperate with each other to ensure that their performance of their respective Post-Closing Community Obligations is beneficial and causes no presently unforeseeable inconvenience or harm to the other party hereto.

ARTICLE XV.  DEFAULT; REMEDIES

          2065 Default by Buyer [Omitted Confidential Information has been filed separately with the Securities and Exchange Commission]

          2066 Default by Seller [Omitted Confidential Information has been filed separately with the Securities and Exchange Commission]

          2067 Attorneys’ Fees.  In the event either party brings an action or any other proceeding against the other party to enforce or interpret any of the terms, covenants or conditions hereof, the party prevailing in any such action or proceeding shall be paid all costs and reasonable attorneys’ fees by the other party in such amounts as shall be set by the court, at trial and on appeal.

ARTICLE XVI.  MISCELLANEOUS

          2068 Brokers and Finders.  Each party represents to the other that no broker or finder has been involved in this transaction.  In the event of a claim for broker’s fee, finder’ s fee, commission or other similar compensation in connection with this Agreement, Buyer, if such claim is based upon any agreement alleged to have been made by Buyer, hereby agrees to indemnify Seller against any and all damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and costs) that Seller may sustain or incur by reason of such claim.  Seller, if such claim is based upon any agreement alleged to have been made by Seller, hereby agrees to indemnify Buyer against any and all damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and costs) that Buyer may sustain or incur by reason of such claim.  Notwithstanding anything to the contrary herein, the provisions of this section shall survive the termination of this Agreement or the Closing.

          2069 Notices.  All notices, demands, requests, consents and approvals that may, or are required to, be given by any party to any other party hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by a nationally recognized overnight delivery service, electronically transmitted or if mailed or deposited in the United States mail and sent by registered or certified mail, return receipt requested, postage prepaid to:

Buyer at:	HCV Pacific Partners LLC
625 Market Street, Suite 600
San Francisco, California 94105
Telephone No. 415-882-0900
Facsimile No. 415-882-0901

with a copy to:	Kenneth J. Cohen
Collette & Erickson LLP
555 California Street
Bank of America Center
43rd Floor
San Francisco, California 94104-1791
Telephone No. 415-788-4646
Facsimile No. 415-788-6929

Seller at:	Pope Resources
19245 Tenth Avenue N.E.
Poulsbo, Washington 98370-0239
Attn: Gregory M. McCarry
Telephone No. 360-697-6626
Facsimile No. 360-697-6696

with a copy to:	Marco de Sa e Silva
Davis Wright Tremaine LLP
2600 Century Square
1501 Fourth Avenue
Seattle, Washington 98101-1688
Telephone No. 206-628-7766
Facsimile No. 206-628-7699

or to such other addresses as either party hereto may from time to time designate in writing and deliver in a like manner.  All notices shall be deemed complete upon actual receipt or refusal to accept delivery.

          2070 Amendment, Waiver.  No modification, termination or amendment of this Agreement may be made except by written agreement.  No failure by Seller or Buyer to insist upon the strict performance of any covenant, agreement, or condition of this Agreement or to exercise any right or remedy shall constitute a wavier of any such breach or any other covenant, agreement, term or condition.  No waiver shall affect or alter this Agreement, and each and every covenant, agreement, term and condition of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.  All the terms, provisions, and conditions of this Agreement shall inure to the benefit of and be enforceable by Seller’s or Buyer’s permitted successors and assigns.

          2071 Survival.  All provisions of this Agreement that involve obligations, duties or rights to be performed after the Closing Date or the recording of the Deed, and all representations, warranties and indemnities made in or to be made pursuant to this Agreement shall survive the Closing Date and the recording of the Deed.  Those provisions of this Agreement intended to survive the termination of this Agreement, including without limitation Article XI and Sections 4.3(c), 4.3(d), and 16.1 hereof, shall survive the termination of this Agreement.

          2072 Captions.  The captions of this Agreement are for convenience and reference only and in no way define, limit or describe the scope or intent of this Agreement.

          2073 Merger of Prior Agreements.  This Agreement and the exhibits hereto constitute the final and complete agreement between the parties with respect to the purchase and sale of the Property and supersede all prior and contemporaneous agreements, letters of intent and understandings between the parties hereto relating to the subject matter of this Agreement except the Confidentiality Agreement described at Section 16.14.

          2074 No Joint Venture.  It is not intended by this Agreement to, and nothing contained in this Agreement shall, create any partnership, joint venture or other arrangement between Buyer and Seller.  No term or provision of this Agreement is intended to be, or shall be, for the benefit of any person, firm, organization or corporation not a party hereto, and no such other person, firm, organization or corporation shall have any right or cause of action hereunder.

          2075 Governing Law; Time.  This Agreement and the rights of the parties  hereto shall be governed by and construed in accordance with the internal laws of the State of Washington.  “Day” as used herein means a calendar day and “business day” means any day on which commercial banks are generally open for business.  Any period of time that would otherwise end on a non-business day shall be extended to the next following business day.  Time is of the essence of this Agreement.

          2076 Schedules.  All schedules attached hereto or referenced herein are incorporated in this Agreement.  The parties acknowledge and agree, however, that as of the date this Agreement has been executed, some schedules and exhibits have not been completed and agreed upon and the parties have also not agreed upon a final allocation of the Purchase Price among the Real Property, the Personal Property, and the Olympic Water and Sewer, Inc. stock.  The parties agree to review and negotiate such matters diligently and in good faith, and upon completion and mutual approval of all such schedules, exhibits and other matters, they shall promptly execute an amendment to this Agreement memorializing such agreements.

          2077 Severability.  In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such provisions had not been contained herein.

          2078 Counterparts.  This Agreement and the documents to be delivered hereunder may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

          2079 Assignment.  Buyer’s rights under this Agreement are not assignable, by operation of law or otherwise, and Seller shall have no obligation to perform hereunder for any assignee or transferee of Buyer, except that Buyer may assign its rights under this Agreement to any affiliate of Buyer, or to any limited partnership, general partnership, co-tenancy or a limited liability company that is controlled or managed directly or indirectly by Buyer.  In the event of any assignment by Buyer of its rights under this Agreement, Buyer will not be released from any obligations under this Agreement.

          2080 Tax Deferred Exchange.  Buyer and Seller will cooperate with each other in connection with the form and structure of this transaction in order to limit tax liabilities and preserve tax benefits to themselves to the extent permitted by law.  Either Buyer or Seller may elect to close this transaction as a part of a tax-deferred exchange under Section 1031 of the Internal Revenue Code, in which case the other party will sign all documents necessary for such exchange and otherwise cooperate therewith, provided only that the other party will not be required to incur any additional expense or liability or acquire title to any property except as provided otherwise in this Agreement.  Each party electing to close as part of a tax-deferred exchange will indemnify, defend, and hold the other party harmless from any loss, liability, claim, or expense that is asserted against or incurred by the other party in connection with their cooperation with any tax deferred exchange.

          2081 Confidentiality.  Buyer shall keep this Agreement, the transactions described in this Agreement, Seller’s Documents, and all information relating to the Property disclosed by Seller to Buyer completely confidential and shall not disclose the same to any person or entity (specifically including without limitation all employees of Seller other than management personnel) other than Buyer’s consultants, affiliates, investors, and their respective employees (who shall agree to keep the information confidential and be provided only such information as is necessary to perform their services) without Seller’s prior written consent; provided, that Buyer may disclose information as required under any law or regulation or as necessary to enforce this Agreement; and provided further that Buyer shall have no obligation of confidentiality after Closing.  Buyer shall conduct all due diligence consistent with this section.  The obligations of Buyer under this section supplement and do not replace the obligations of Buyer under that certain Confidentiality Agreement dated February 8, 2000.

          2082 Continuing Forest Land Obligations.  Buyer acknowledges that portions of the Real Property are subject to certain continuing forest land obligations applicable under the forest practices rules adopted pursuant to RCW 76.09.370 (the “Continuing Obligations”).  The Continuing Obligations are described on Schedule 16.15 hereto.  At or before Closing, Buyer agrees to sign and deliver to Seller an original notice that indicates the Buyer’s knowledge of the Continuing Obligations, including any notice provided or required by the DNR.  At Closing, Seller shall send the executed notice to DNR in accordance with the requirements of RCW 76.09.390.  As of Closing, Buyer assumes and agrees to perform the Continuing Obligations at Buyer’s sole cost and expense in a timely fashion, and to indemnify, defend and hold Seller harmless from and against the Continuing Obligations and any claim, loss, damage, cost or expense resulting from Buyer’s failure to fulfill and perform the same.  The provisions of this indemnity shall survive the Closing of this Agreement.

          2083 Cooperation.  The parties acknowledge that Seller has disclosed in the schedules to this Agreement various potential issues and disputes relating to boundary lines affecting the Real Property.  Seller agrees to cooperate with Buyer to resolve such issues and disputes after Closing, and in connection with any minor boundary line adjustments between the Real Property and Sellers’ adjoining lands reasonably requested by Buyer from time to time (whether before or after Closing).  In addition, Buyer and Seller agree that at any time or from time to time after the execution of this Agreement, whether before or after Closing, they will execute and deliver such further documents and undertake such other actions as the other party may reasonably request in order to effect fully the purposes of this Agreement.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

POPE RESOURCES L.P.

By:	/s/ POPE MGP, Inc.
Managing General Partner

By:	/s/ Gregory M. McCarry
Gregory M. McCarry
Vice President - Real Estate

OLYMPIC PROPERTY GROUP LLC

By:	/s/ Gregory M. McCarry
Gregory M. McCarry
Chief Operating Officer

OLYMPIC REAL ESTATE DEVELOPMENT LLC

By:	/s/Gregory M. McCarry
Gregory M. McCarry
Chief Operating Officer

OLYMPIC REAL ESTATE MANAGEMENT, INC.

By:	/s/ Tom Griffin
Tom Griffin
Vice President

OLYMPIC RESORTS LLC

By:	/s/ Gregory M. McCarry
Gregory M. McCarry
Chief Operating Officer

HCV PACIFIC PARTNERS LLC

By:	/s/ Randall J. Verrue
Randall J. Verrue
President and Chief Operating Officer